EXHIBIT 99.1

United-Guardian Announces Increase in Mid-Year Dividend

HAUPPAUGE, N.Y., May 15, 2015 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that the company's Board of Directors, at its meeting on May 13, 2015, declared a cash dividend of $0.50 per share, a 4% increase over last year's mid-year dividend, and a 56% increase over the year-end dividend the company paid in the second half of 2014. It also equals the largest semi-annual dividend the company has ever paid. The dividend will be paid on June 15, 2015 to all stockholders of record as of the close of business on June 1, 2015. This will be the 20th consecutive year that the company has paid a dividend.

Ken Globus, President of United-Guardian, stated, "I am once again pleased to announce that our year-to-date sales and income have been more than sufficient to justify increasing our mid-year dividend from 48 to 50 cents per share. Sales in the first quarter of this year were the strongest of any first quarter in our history, and we are projecting that our sales and earnings will remain strong through at least the second quarter of this year. For that reason, the Board of Directors concluded that it was appropriate, and in the best interests of the company and its stockholders, to increase the dividend."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products. For more information, please contact Robert Rubinger at evp@u-g.com or (631) 273-0900, or visit the company's web site at www.u-g.com.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.